UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2018
Date of Report (Date of earliest event reported)
NU SKIN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-12421	87-0565309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
75 West Center Street Provo, Utah 84601
(Address of principal executive offices and zip code)
(801) 345-1000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.02 Termination of a Material Definitive Agreement.
To the extent the events described under Item 8.01 may require disclosure under Item 1.02, the information provided under Item 8.01 is hereby incorporated herein by this reference.
Item 8.01 Other Events.
As previously disclosed, on June 14, 2016, Nu Skin Enterprises, Inc. (the "Company") entered into an investment agreement (the "Investment Agreement") with Ping An ZQ China Growth Opportunity Limited ("Ping An ZQ"), relating to the issuance to Ping An ZQ of $210.0 million principal amount of the Company's  4.75% Convertible Senior Notes, due 2020 (the "Convertible Notes"). The Company issued the Convertible Notes to Ping An ZQ pursuant to an indenture, dated as of June 16, 2016 (the "Indenture"), entered into by the Company and the Bank of New York Mellon Trust Company, N.A., as trustee. Pursuant to the terms of the Indenture, the Company irrevocably elected to settle its conversion obligation with respect to the Convertible Notes in cash with respect to the principal amount of the Convertible Notes converted and any accrued and unpaid interest to the conversion settlement date, and in shares of the Company's Class A Common Stock (the "Class A Common Stock") with respect to any additional amounts so long as the Convertible Notes were held by Ping An ZQ.
On February 28, 2018, the Company will settle its obligations to deliver shares of the Company's Class A Common Stock to Ping An ZQ in connection with its conversion of all $210.0 million in aggregate principal amount of the Convertible Notes held by Ping An ZQ. Pursuant to the Company's settlement election referred to above, the $210.0 million in aggregate principal amount of outstanding the Convertible Notes held by Ping An ZQ are convertible into $210.0 million in cash (the "Cash Settlement") and 1,535,652 shares of Class A Common Stock at a Conversion Rate (as defined in the Indenture) of 21.51301 (which represents a conversion price of $46.48 per share of Class A Common Stock) (the "Share Settlement").  All but approximately 266,000 of these shares to be issued were already included in our fully-diluted outstanding share count for the fourth quarter of 2017. In accordance with the Investment Agreement, the Company will file with the U.S. Securities and Exchange Commission a resale shelf registration statement on Form S-3 for Ping An ZQ's potential sale of the shares of Class A Common Stock issued in the Share Settlement.
The Cash Settlement is anticipated to occur in the second quarter of 2018.
As of February 28, 2018, the Company has $10.6 million in unamortized debt discount related to the Convertible Notes. The unamortized debt discount is comprised of the remaining debt issuance costs and remaining amount allocated to the conversion option. As a result of the conversion of the Convertible Notes, the Company will recognize a non-cash charge for the $10.6 million in unamortized debt discount as part of its first-quarter results.  This charge was not reflected in the Company's previously announced 2018 first-quarter or full-year financial guidance, and it will negatively impact these results by an estimated $0.16.
Upon delivery of the Share Settlement and Cash Settlement described above, the Company's obligations under the Indenture will be satisfied in full.
The conversion mechanics of the Convertible Notes are described in additional detail in the related Indenture, which was filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on June 21, 2016.
Zheqing (Simon) Shen, a director of Ping An ZQ, will remain a member of the Company's Board of Directors.

Forward-Looking Statements
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements regarding our expectations concerning the timing of the Share Settlement and the Cash Settlement, the acceleration of certain debt discount costs, the impact on projected earnings per share, and Mr. Shen's continuation on our board of directors.  In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the Company's plan to file a Form S-3, its ability to complete the Cash Settlement, its future financial results and outstanding shares, and Mr. Shen's and our board of directors' circumstances and preferences with respect to Mr. Shen remaining on our board. The forward-looking statements set forth the Company's beliefs as of the date that such information was first provided and we assume no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU SKIN ENTERPRISES, INC.
 (Registrant)
/s/ Mark H. Lawrence
Mark H. Lawrence
 Chief Financial Officer
Date:  February 28, 2018